Exhibit 99.1

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Virtusa Announces First Quarter Fiscal 2019 Consolidated Financial Results

•                  First quarter fiscal 2019 revenue of $300.0 million increased 6.6% sequentially and 32.0% year-over-year.

•                  First quarter fiscal 2019 GAAP diluted EPS of $(0.25). Non-GAAP diluted EPS of $0.50, doubling first quarter fiscal 2018 non-GAAP EPS.

•                  First quarter fiscal 2019 GAAP operating income of $13.9 million. Non-GAAP operating income of $27.5 million, up 106% from $13.4 million in first quarter fiscal 2018.

•                  Completed Polaris delisting from India Stock Exchanges on August 1, 2018.

Southborough, MA — (August 8, 2018) Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital engineering and IT outsourcing services that accelerate business outcomes for its clients, today reported consolidated financial results for the first quarter fiscal 2019, ended June 30, 2018.

First Quarter Fiscal 2019 Consolidated Financial Results

Revenue for the first quarter of fiscal 2019 was $300.0 million, an increase of 6.6% sequentially and 32.0% year-over-year.  On a constant currency basis, (1) first quarter revenue increased 7.4% sequentially and 30.7% year-over-year.

Virtusa reported GAAP income from operations of $13.9 million for the first quarter of fiscal 2019, compared to $16.4 million for the fourth quarter of fiscal 2018 and $6.1 million for the first quarter of fiscal 2018.

GAAP net loss available to common shareholders for the first quarter of fiscal 2019 was $7.4 million, or a ($0.25) loss per diluted share, compared to GAAP net income of $1.8 million, or $0.06 per diluted share, for the fourth quarter of fiscal 2018, and GAAP net income of $3.0 million, or $0.10 per diluted share, for the first quarter of fiscal 2018. First quarter fiscal 2019 GAAP net loss includes $4.5 million of net unrealized foreign exchange losses on an after-tax basis and $6.3 million of deferred tax charge related to Virtusa’s election to treat certain subsidiaries as disregarded entities for US tax purposes, both of which were not included in prior guidance.

Non-GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $27.5 million for the first quarter of fiscal 2019, compared with $27.9 million for the fourth quarter of fiscal 2018 and $13.4 million for the first quarter of fiscal 2018.

Non-GAAP net income was $16.8 million, or $0.50 per diluted share, for the first quarter of fiscal 2019, compared to $18.3 million, or $0.55 per diluted share, for the fourth quarter of fiscal 2018, and $7.4 million, or $0.25 per diluted share, for the first quarter of fiscal 2018.

Balance Sheet and Cash Flow

The Company ended the first quarter of fiscal 2019 with $213.0 million of cash, cash equivalents and investments (2).  Cash used in operating activities was $6.7 million for the first quarter of fiscal 2019.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are off to a solid start in fiscal 2019 as the momentum we established in FY 2018 continues. Across every one of our industry groups, the need for digital transformation has moved from being a strategic option to being a business imperative. Virtusa’s strong execution and the depth and breadth of our digital engineering capabilities allow us to help our clients realize the full potential of digital transformation and are powering our performance.”

Ranjan Kalia, Chief Financial Officer, said, “We are pleased with our fiscal 2019 first quarter results. We reported revenue toward the high-end of our guidance range and generated strong year-over-year organic revenue growth, margin expansion and EPS accretion. Our fiscal 2019 first quarter momentum has allowed us to maintain the midpoint of our FY 2019 revenue guidance even after absorbing one percent of currency headwinds compared to our prior guidance. We expect strong fiscal year 2019 non-GAAP diluted EPS growth of 38% at the midpoint based on our increased earnings guidance.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Second quarter fiscal 2019 revenue is expected to be in the range of $301.0 to $309.0 million. GAAP diluted EPS is expected to be in the range of $0.09 to $0.13. Non-GAAP diluted EPS is expected to be in the range of $0.50 to $0.56.

•                  Fiscal year 2019 revenue is expected to be in the range of $1,235.0 to $1,265.0 million. GAAP diluted EPS is expected to be in the range of $0.09 to $0.19. Non-GAAP diluted EPS is expected to be in the range of $2.16 to $2.34.

In accordance with US GAAP, Virtusa applies the if-converted method to its convertible preferred shares when reporting its fiscal year 2019 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•                  First quarter GAAP Income per share was calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares. First quarter non-GAAP EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a non-GAAP basis.

•                  GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be anti-dilutive in fiscal 2019. Thus, in determining full fiscal year 2019 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive in fiscal year 2019. Thus, in determining full fiscal year 2019 non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

The Company’s second quarter and fiscal year 2019 diluted GAAP EPS estimates are based on average share counts of approximately 30.7 million and 30.8 million, respectively (assuming no further exercises of stock-based awards). The Company’s second quarter and fiscal year 2019 diluted Non-GAAP EPS estimates are based on average share counts of approximately 33.7 million and 33.8 million, respectively (assuming no further exercises of stock-based awards). GAAP and Non-GAAP average share counts assume a stock price of $52.88, which was derived from the average closing price of the Company’s stock over the five trading days ended on August 2, 2018.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, August 8, 2018 at 5:00 p.m. Eastern Time to discuss the Company’s first quarter fiscal 2019 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-394-8218 (domestic) or 323-701-0225 (international). The passcode is 9387160. A replay of this conference call will be available through August 15, 2018 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 9387160.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of Digital Business Transformation, Digital Engineering, and Information Technology (IT) outsourcing services that accelerate our clients’ journey to their Digital Future. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Telecommunications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Using a combination of digital strategy, digital engineering, business implementation, and IT platform modernization services, Virtusa helps clients execute successful end-to-end digital business transformation initiatives.

Virtusa engages its clients to re-imagine their business models and develop strategies to defend and grow their business by introducing innovative products and services, developing distinctive digital consumer experiences, creating operational efficiency using digital labor, developing operational and IT platforms for the future, and rationalizing and modernizing their existing IT applications infrastructure. As a result, its clients are simultaneously able to drive business growth through digital-first customer experiences, while also consolidating and modernizing their IT application infrastructure to support digital business transformation.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest property & casualty claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2018 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation.  All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statements of income (loss) measures that exclude, when applicable, acquisition-related charges, restructuring charges, stock-based compensation expense, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of dividends received from foreign subsidiaries, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense, acquisition-related charges and restructuring charges.

•                  Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income available to Virtusa common stockholders: net income (loss) available to Virtusa common stockholders, as reported on our consolidated statements of income (loss), excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of the above items, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss) available to Virtusa common stockholders, excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of the above items, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act. Non-GAAP diluted earnings per share is also subject to dilutive and anti-dilutive requirements of the if-converted method related to our Series A Convertible Preferred Stock that could result in a difference between GAAP to non-GAAP diluted weighted average shares outstanding.

The following table presents a reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended June 30,
	2018	2017
GAAP income from operations	$13,924	$6,070
Add: Stock-based compensation expense	7,938	4,788
Add: Acquisition-related charges and restructuring charges(a)	5,665	2,509
Non-GAAP income from operations	$27,527	$13,367

GAAP operating margin	4.6%	2.7%
Effect of above adjustments to income from operations	4.5%	3.2%
Non-GAAP operating margin	9.1%	5.9%

GAAP net income (loss) available to Virtusa common stockholders	$(7,383)	$2,957
Add: Stock-based compensation expense	7,938	4,788
Add: Acquisition-related charges and restructuring charges(a)	6,127	2,509
Add: Foreign currency transaction losses(b)	10,758	77
Tax adjustments (c)	(1,817)	(2,522)
Noncontrolling interest, net of taxes (d)	127	(366)
Non-GAAP net income available to Virtusa common stockholders	$15,750	$7,443

GAAP diluted earnings (loss) per share (f)	$(0.25)	$0.10
Effect of stock-based compensation expense (g)	0.24	0.16
Effect of acquisition-related charges and restructuring charges(a) (g)	0.18	0.08
Effect of foreign currency transaction losses(b) (g)	0.32	—
Effect of tax adjustments (c) (g)	(0.05)	(0.08)
Effect of noncontrolling interest (d) (g)	—	(0.01)
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	0.03	—
Effect of change in dilutive shares for non-GAAP (f)	0.03	—
Non-GAAP diluted earnings per share (e) (g)	$0.50	$0.25

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits, as well as certain professional fees related to the restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended June 30,
	2018	2017
Amortization of intangible assets	$2,775	$2,509
Acquisition & integration costs	$2,890	$—
Acquisition-related charges included in cost of goods sold and operating expense	$5,665	$2,509
Accreted interest related to deferred acquisition payments	$462	$—
Total acquisition-related charges and restructuring charges	$6,127	$2,509

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris.

(e) Non-GAAP diluted earnings per share is subject to rounding.

(f)  During the three months ended June 30, 2018 and 2017, the weighted average shares outstanding of Series A Convertible Preferred Stock of 3,000,000 and 1,912,088 respectively,  were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the three months ended June 30, 2018 and 2017:

	Three Months Ended June 30,
	2018	2017
Non-GAAP net income available to Virtusa common stockholders	$15,750	$7,443
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,087	$—
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$16,837	$7,443

GAAP dilutive weighted average shares outstanding	29,633,026	30,251,150
Add: Dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	872,545	—
Add: Series A Convertible Preferred Stock as converted	3,000,000	—
Non-GAAP dilutive weighted average shares outstanding	33,505,571	30,251,150

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s first quarter of fiscal 2019, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2018, rather than the actual exchange rate in effect for the three months ended June 30, 2018.  To determine year-over-year revenue change in constant currency for the Company’s first quarter of fiscal 2019, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended June 30, 2017, rather than the actual exchange rate in effect for the three months ended June 30, 2018. The average exchange rates for the three months ended June 30, 2017, March 31, 2018, and June 30, 2018 are presented in the following table:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended
	June 30, 2017	March 31, 2018	June 30, 2018
GBP	1.28	1.40	1.35
Euro	1.11	1.23	1.19
SEK	0.11	0.12	0.11

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as either equity or available-for-sale securities, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

(4) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending June 30, 2018 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $16.7 million at June 30, 2018. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $0.7 million on a GAAP basis and $0.6 million on a non-GAAP basis for the quarter ending June 30, 2018.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: any increase in Virtusa’s borrowings in connection with the acquisition of the balance of shares in Polaris and Virtusa’s ability to service such indebtedness with future cash flows; Virtusa’s failure to realize the intended benefits of the Polaris delisting transaction, including the inability to integrate Virtusa’s and Polaris’ business and operations to realize the anticipated synergies and cost savings in the expected amounts or within the anticipated time frames or cost expectations or at all; Virtusa incurring unexpected costs or liabilities in connection with the Polaris delisting offer and related transactions; the possibility that Virtusa’s current or future estimated guidance may differ materially from expectations;  Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition and delisting process; inability of Virtusa to service the debt  incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses, including eTouch; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s failure to realize the intended benefits of the Orogen convertible preferred stock financing, the inability to pay cash dividends on the convertible preferred stock, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in

Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2018	March 31, 2018

Assets:
Cash and cash equivalents	$154,792	$194,897
Short-term investments	56,396	45,900
Accounts receivable, net	146,510	151,455
Unbilled accounts receivable	117,911	103,829
Prepaid expenses	32,028	31,724
Restricted cash	505	301
Other current assets	21,182	21,229
Total current assets	529,324	549,335

Property and equipment, net	124,463	121,565
Investments accounted for using equity method	1,480	1,588
Long-term investments	1,842	4,140
Deferred income taxes	35,667	31,528
Goodwill	289,303	297,251
Intangible assets, net	91,515	96,001
Other long-term assets	16,532	11,772
Total assets	$1,090,126	$1,113,180

Liabilities:
Accounts payable	$29,050	$29,541
Accrued employee compensation and benefits	55,068	71,500
Deferred revenue	6,795	7,908
Accrued expenses and other	100,204	91,306
Current portion of long-term debt	13,657	11,407
Income taxes payable	7,030	5,038
Total current liabilities	211,804	216,700
Deferred income taxes	19,310	21,341
Long-term debt, less current portion	285,376	288,227
Long-term liabilities	45,252	43,833
Total liabilities	561,742	570,101

Series A convertible preferred stock	107,037	106,996

Virtusa stockholders’ equity	404,622	418,623
Noncontrolling interest	16,725	17,460
Stockholders’ equity	421,347	436,083
Total liabilities, Series A convertible preferred stock and stockholders’ equity	$1,090,126	$1,113,180

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended
	June 30,
	2018	2017

Revenue	$300,031	$227,345
Costs of revenue	216,481	166,279
Gross profit	83,550	61,066
Total operating expenses	69,626	54,996

Income from operations	13,924	6,070

Other income (expense):
Interest income	1,292	1,005
Interest expense	(4,254)	(1,658)
Foreign currency transaction losses	(10,758)	(77)
Other, net	95	105
Total other income (expense)	(13,625)	(625)

Income before income tax expense	299	5,445
Income tax expense	5,864	798
Net income (loss)	(5,565)	4,647
Less: net income attributable to noncontrolling interests, net of tax	731	989
Net income (loss) available to Virtusa stockholders	(6,296)	$3,658
Less: Series A convertible preferred stock dividends and accretion	1,087	701
Net income (loss) available to Virtusa common stockholders	(7,383)	$2,957

Basic earnings (loss) per share available to Virtusa common stockholders	$(0.25)	$0.10
Diluted earnings (loss) per share available to Virtusa common stockholders	$(0.25)	$0.10
Weighted average number of common shares outstanding:
Basic	29,633,026	29,651,602
Diluted	29,633,026	30,251,150

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(5,565)	$4,647
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	7,273	6,643
Share-based compensation expense	7,938	4,788
Provision (revovery) for doubtful accounts, net	(206)	411
Gain on disposal of property and equipment	(8)	(8)
Foreign currency transaction losses, net	10,758	77
Amortization of discounts and premiums on investments	51	93
Amortization of debt issuance cost	273	284
Deferred income taxes, net	(3,594)	—
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(12,750)	(4,832)
Prepaid expenses and other current assets	(7,519)	(2,667)
Other long-term assets	(4,150)	(179)
Accounts payable	1,218	1,358
Accrued employee compensation and benefits	(14,855)	(9,424)
Accrued expenses and other current liabilities	6,562	3,135
Income taxes payable	6,412	(2,648)
Other long-term liabilities	1,432	(614)
Net cash (used in) provided by operating activities	(6,730)	1,064
Cash flows from investing activities:
Proceeds from sale of property and equipment	186	30
Purchase of short-term investments	(38,008)	(8,867)
Proceeds from sale or maturity of short-term investments	29,292	29,002
Purchase of long-term investments	—	(8,753)
Business acquisition, net of cash acquired	—	(600)
Purchase of property and equipment	(13,461)	(3,044)
Net cash (used in) provided by investing activities	(21,991)	7,768
Cash flows from financing activities:
Proceeds from exercise of common stock options	294	1,629
Proceeds from exercise of subsidiary stock options	196	142
Payment of debt	(875)	(81,000)
Payments of withholding taxes related to net share settlements of restricted stock	(2,450)	(1,416)
Series A convertible preferred stock proceeds, net of issuance costs of $1,154	—	106,846
Repurchase of common stock	—	(27,319)
Principal payments on capital lease obligation	(22)	(31)
Payment of dividend on Series A convertible preferred stock	(1,046)	—
Net cash used in financing activities	(3,903)	(1,149)
Effect of exchange rate changes on cash and cash equivalents	(7,279)	1,551
Net (decrease) increase in cash and cash equivalents	(39,903)	9,234
Cash, cash equivalents and restricted cash, beginning of period	195,236	145,086
Cash, cash equivalents and restricted cash, end of period	$155,333	$154,320

Supplemental Non-GAAP Financial Information as of June 30, 2018 and 2017

Reconciliation from cash, cash equivalents and restricted cash to total cash and cash equivalents, short-term investments and long-term investments:

Cash, cash equivalents and restricted cash, end of period	$155,333	$154,320
Less : Restricted cash	541	341
Total Cash and cash equivalents end of period	154,792	153,979

Short-term investments	56,396	62,432
Long-term investments	1,842	18,655
Total short-term and long-term investments, end of period	58,238	81,087

Total cash and cash equivalents, short-term and long-term investments	$213,030	235,066

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	September 30, 2018		March 31, 2019
	Low	High	Low	High

GAAP diluted earnings per share	$0.09	$0.13	$0.09	$0.19

Effect of stock-based compensation expense	0.26	0.26	0.93	0.93
Effect of acquisition-related charges and restructuring charges	0.18	0.18	0.71	0.71
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.32	0.32
Effect of change in dilutive shares for non-GAAP	(0.01)	(0.01)	(0.01)	(0.02)
Effect of tax impact from Tax Act	0.00	0.00	0.00	0.00
Effect of tax adjustments	(0.04)	(0.02)	(0.01)	0.08
Effect of noncontrolling interest	(0.00)	(0.00)	(0.00)	(0.00)
Effect on dividend on Series A Convertible Preferred Stock	0.03	0.03	0.13	0.13
Non-GAAP diluted earnings per share#	$0.50	$0.56	$2.16	$2.34

Weighted average diluted shares outstanding
- GAAP	30.7	30.7	30.8	30.8
- Non-GAAP	33.7	33.7	33.8	33.8

** EPS impact is subject to rounding

# To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

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